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                                                                    Exhibit A-12

                          CERTIFICATE OF INCORPORATION
                                       OF
                               SAVAGE-ALERT, INC.

         The undersigned, as incorporator under the Stock Corporation Act of the State of Connecticut, certifies as follows:

                  FIRST. The name of the corporation is Savage-ALERT, Inc.

                  SECOND. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be formed under the Stock Corporation Act of the State of Connecticut.

                  THIRD. The designation of each class of shares, the authorized number of shares of each such class and the par value of each share thereof, are as follows:

                           The authorized capital stock of the corporation shall consist of nineteen thousand (19,000) shares of Common Stock, without par value and one thousand (1,000) shares of Preferred Stock, each of the par value of one thousand dollars ($1,000).

         FOURTH. The terms, limitations and relative rights and preferences of each class of shares and series thereof, or an express grant of authority to the board of directors pursuant to Section 33 -- 341(b) of the Connecticut Stock Corporation Act are as follows:

                  (a) Voting Rights. Each share of common stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter on which action of the shareholders is sought. The holders of shares of Preferred Stock shall have no right to vote such shares except as otherwise provided by the Connecticut Stock Corporation Act as amended from time to time.

                  (b) Authority of Board with respect to Preferred Stock. The board of directors may, before their
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issuance, fix and determine the terms, limitations, relative rights and preferences of Preferred Stock, and establish series of such shares and fix and determine the variations as among such series. Prior to issuance of the shares of any series of Preferred Stock, the board of directors shall amend the certificate of incorporation to reflect the series and variations thereof and the terms, limitations, relative rights and preferences of such series so fixed and determined by the board.

                  (c) Series A Preferred Stock. There shall be an initial series of Preferred Stock designated as Series A Preferred Stock and consisting of 200 authorized shares. The Series A Preferred Stock shall be entitled, in preference to the Common Stock, to receive when and as declared by the Board of Directors out of any funds legally available therefor, dividends at the rate of $50.00 per share per annum and no more, payable on the last business day of each calendar year. The dividends on the Series A Preferred Stock shall be cumulative. No dividends shall be paid on, or set apart for, the Common Stock, in any year until dividends on the Series A Preferred Stock amounting to $50.00 per share plus all arrearages of any cumulative dividends thereon shall have been paid to the holders of the Series A Preferred Stock.

         In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to be paid in full the par value of their Series A Preferred Stock, and dividends declared and unpaid thereon and all arrearages of cumulative dividends thereon before there shall be any distribution of assets to the holders of Common Stock, but, upon such payment in full, the holders of the Series A Preferred Stock shall not participate in any further distribution of the assets of, the corporation.

         At the discretion of the board of directors of the corporation, the Series A Preferred Stock may be redeemed from time to time in whole or in part, by lot or pro rata, at the par value thereof plus any dividends declared and unpaid thereon and all arrearages of cumulative dividends thereon, upon thirty
(30) days' written notice to the holders thereof.

         FIFTH. The minimum amount of stated capital with which the corporation shall commence business is One Thousand Dollars ($1,000.00).

         SIXTH. The duration of this corporation is unlimited.
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         SEVENTH. The personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty as a director shall be limited to an amount equal to the amount of compensation received by the director for serving the corporation during the calendar year in which the violation occurred (and if the director received no such compensation from the corporation during the calendar year of the violation, such director shall have no liability to the corporation or its shareholders for breach of duty) if such breach did not:

                  (A) involve a knowing and culpable violation of law by the director;

                  (B) enable the director or an Associate, as defined in subdivision (3) of Section 33-374d of the Connecticut Stock Corporation Act as in effect at the time of the violation, to receive an improper personal economic gain;

                  (C) show a lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation;

                  (D) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the corporation; or

                  (E) create liability under Section 33 -- 321 of the Connecticut Stock Corporation Act as in effect at the time of the violation.

         Any repeal or modification of this Article Seventh shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

         Dated at Hartford, Connecticut, this 30th day of December, 1993.

         I hereby declare, under the penalties of false statement, that the statements made in the foregoing certificate are true.

                                    Peter G. Cillin
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                                    Incorporator

                       MuRrWA, CULLINA, RICHTER AND PINN~Y

                            HARTFORD, CT 06103-3469